Exhibit 10.72

OPTIONEE: Malon Wilkus

DATE OF EXERCISE: 12/12/01

OPTION PRICE: $22.875

COVERED SHARES: 108,200

AMERICAN CAPITAL STRATEGIES, LTD.

1997 STOCK OPTION PLAN

2000 EMPLOYEE STOCK OPTION PLAN

*         *         *

STOCK OPTION EXERCISE AGREEMENT

1. Definitions. In this Agreement, except where the context otherwise indicates, the following definitions apply:

1.1. “Additional Collateral” shall have the meaning set forth in Section 5.3(f).

1.2. “Affiliate” means parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f) of the Code (but substituting “the Company” for “employer corporation”).

1.3. “Aggregate Purchase Price” shall have the meaning set forth in Section 4.

1.4. “Agreement” means this Stock Option Exercise Agreement.

1.5. “Board” means the Board of Directors of the Company.

1.6. “Code” means the Internal Revenue Code of 1986, as amended.

1.7. “Collateral” has the meaning set forth in Section 5.3(b).

1.8. “Collateral Value” has the meaning set forth in Section 5.3(b).

1.9. “Committee” means the committee charged, pursuant to the provisions of the Plan, with the administration of the Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

1.10. “Common Stock” means the common stock, par value $0.01 per share, of the Company.

1.11. “Company” means American Capital Strategies, Ltd., a Delaware corporation.

1.12. “Date of Exercise” means the date hereof.

1.13. “Employment” means the Optionee’s employment with the Company and its Affiliates.

1.14. “Events of Default” means the occurrence of one or more of the following described events:

(a) the Optionee shall default in the payment of (i) interest on the Purchase Note within five (5) days of its due date or (ii) principal on the Purchase Note within five (5) days of its due date, whether at maturity, upon any scheduled payment date or by acceleration or otherwise;

(b) the aggregate amount due under the Purchase Note and all Other Purchase Notes shall, at any time, exceed 105% of the aggregate Collateral Value of all of the Collateral posted under this Agreement under all Other Stock Option Exercise Agreements; or

(c) an Event of Default shall exist under any Other Stock Option Exercise Agreement.

1.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16. “Exercise Shares” shall have the meaning set forth in Section 2.

1.17. “Fair Market Value” means, as of any particular date, the average of the closing prices for a Share for the 20 trading days immediately preceding such dated on the NASDAQ National Market System as reported by such sources as the Committee may select or, if such price is not so reported, then the Fair Market Value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

1.18. “Investment Company Act” means the Investment Company Act of 1940, as amended.

1.19. “Net Aggregate Purchase Price” shall have the meaning set forth in Section 4.

1.20. “Net Asset Value” means the net asset value of a Share, as determined by the Company for purposes of the Exchange Act and the Investment Company Act.

1.21. “Note Interest Rate” shall have the meaning set forth in Section 5.1.

1.22. “Option” means the stock options granted to the Optionee pursuant to the Plan.

1.23. “Option Price” means the dollar amount per Share set forth as the “Option Price” on page 1 of this Agreement.

1.24. “Optionee” means the person identified as the “Optionee” on page 1 of this Agreement.

1.25. “Other Stock Option Exercise Agreement” shall mean a stock option exercise agreement between the Optionee and the Company related to the purchase of Common Stock under the Plan or another stock option plan for employees of the Company.

1.26. “Other Purchase Note” shall mean a purchase note issued under an Other Stock Option Exercise Agreement.

1.27. “Plan” means, as applicable, the American Capital Strategies, Ltd., 1997 Stock Option Plan and/or the American Capital Strategies, Ltd. 2000 Employee Stock Option Plan.

1.28. “Purchase Note” means the promissory note substantially in the form of Exhibit A hereto subject to the terms and conditions set forth in this Agreement.

1.29. “Securities Act” means the Securities Act of 1933, as amended.

1.30. “Share” means a share of Common Stock.

1.31. “UCC” means the Uniform Commercial Code as in effect at any time in the State of Maryland.

2. Exercise of Option. Pursuant to the Plan and subject to the terms of this Agreement, the Optionee hereby exercises the Option to purchase the number of Shares set forth above as “Exercise Shares” (the “Exercise Shares”). This exercise shall not affect the other Covered Shares subject to the Option.

3. Early Exercise. The Optionee acknowledges that this is an early exercise of the Option with regard to 72,173 Shares (“Unvested Shares”) and that in the event that the Optionee should terminate Employment prior to the dates indicated below, notwithstanding any other provisions hereto, the Company shall have the option to purchase the Unvested Shares at the Option Price. The Company may pay such purchase price by offsetting such amount against the amount then due under the Purchase Note. The Company may exercise such option at any time within thirty days following such termination of Employment.

Through Date	Number of Unvested Shares
5/3/02	72,173
5/3/03	36,086

4. Payment of Exercise Price. The “Aggregate Purchase Price” for the Exercise Shares shall be the Option Price multiplied by the Exercise Shares. The Aggregate Purchase Price shall be payable by the cash payment to the Company of the aggregate par value of the Exercise Shares and by the delivery of the Purchase Note for the balance of the Aggregate Purchase Price (the “Net Aggregate Purchase Price”).

5. Purchase Note. The Purchase Note shall have the terms and conditions as set forth in this Section 5.

5.1. Principal Amount and Terms. The principal amount of the Purchase Note shall be (i) $2,660,517.63, which shall equal the Net Aggregate Purchase Price plus (ii) $185,442.63 for the payment of taxes associated with the exercise of the Option. Optionee will provide an affidavit or other evidence reasonably satisfactory to the Committee of the basis for computing the amount set forth in clause (ii) of the preceding sentence. Following consultation with the Optionee, the Company shall be entitled to withhold from the loan proceeds (and if sufficient loan proceeds in excess of the Net Aggregate Purchase Price do not exist, from Optionee’s salary) and to deliver to taxing authorities such tax withholding amounts as may be required by law. The Purchase Note shall accrue interest at the rate of 3.91% per annum (the “Note Interest Rate”), payable in cash, quarterly in arrears, on each March 31, June 30, September 30 and December 31, beginning March 31, 2002, until the principal amount and all other amounts due under the Purchase Note are paid in full. Interest shall be computed on the basis of a year with twelve 30-day months, and the actual days elapsed. The principal amount of the Purchase Note, together with all accrued but unpaid interest and all other amounts due thereunder, shall be payable in full on December 12, 2010 unless earlier accelerated in accordance with the terms of this Agreement or the Purchase Note. Upon the request of the Optionee, and at the sole and absolute discretion of the Committee, such date may be extended, but shall not in any case be extended beyond the tenth anniversary of the Date of Exercise hereof. The payment of the Purchase Note shall be accelerated and all amounts due thereunder shall be immediately payable (i) sixty days following the termination of the Optionee’s Employment or (ii) in the event the Fair Market Value of the Exercise Shares shall, for twenty consecutive trading days, equal or exceed $50.00 per share, as adjusted for stock splits, stock dividends or similar occurrences, as determined by the Committee, after the date hereof.

5.2. Acceleration. If an Event of Default shall occur, the unpaid balance of the Purchase Note and interest accrued thereon and all other liabilities of the Optionee to the Company hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

5.3. Collateral. The Purchase Note shall be secured by the Collateral as provided in this Section 5.3.

(a) In order to secure the full and timely payment in full of the Purchase Note and all other obligations of the Optionee under this Agreement and the full and timely payment in full of all Other Purchase Notes and all obligations of the Optionee under all Other Stock Option Exercise Agreements, the Optionee hereby grants, assigns and conveys unto the Company a lien on and continuing security interest in and to, the Collateral together with all products, proceeds, dividends, distributions, or returns of capital or other moneys and other rights, moneys, property or securities of any nature (including, without limitation, rights, voting rights, moneys or securities arising from consolidation or subdivision of capital, redemption or conversion of shares, reduction of capital, liquidation or a similar plan or arrangement), all of which at any time (whether now or in the future) are attributable to or are arising from the Collateral.

(b) The “Collateral” shall be deemed to consist of the sum of (i) the Exercise Shares, and (ii) any other property designated by the Optionee and accepted by the Company as Collateral hereunder (“Additional Collateral”). In determining the “Collateral Value” of the Collateral, the Company shall consider the value (i) of the Exercise Shares at any time to be the greater of their Fair Market Value and their Net Asset Value, (ii) of any other Collateral to be that determined in good faith from time to time by the Committee.

(c) Upon execution and delivery of this Agreement, the Company will instruct its transfer agent to issue stock certificates or make an appropriate record in the stock transfer ledger of the Company evidencing the Exercise Shares (which shall contain appropriate legends or other notations regarding the restrictions set forth in this Agreement) and the Optionee shall deliver to the Company or its designated agent such certificates with a transfer executed in blank. If at any time the Company shall issue any additional or substitute shares of stock or stock certificates, or any other instruments evidencing an interest in such entity or an obligation of such entity, the Optionee shall promptly pledge, mortgage and deposit (or cause to be pledged, mortgaged or deposited) in favor of or with the Company such additional certificates, instruments or documents as additional Collateral.

(d) Unless an Event of Default shall have occurred and be continuing (and in such case, all dividends and distributions described herein shall be Collateral), notwithstanding Section 5.3(a), the Optionee shall have the right to receive and to retain cash dividends and other cash distributions that are paid on account of the Exercise Shares; provided, however, that if at any time the aggregate Collateral Value is 105% or less of the principal amount of the Purchase Note, all such dividends and other distributions shall be delivered directly to the Company for application: first, to any interest then accrued and unpaid under the Purchase Note; second, for the payment of any income taxes then owed by the Optionee as a result of such dividend; and third, at the direction of the Optionee, for the payment of principal on the Purchase Note. If any such dividends or other distributions are paid to the Optionee following an Event of Default or in circumstances subject to the proviso in the preceding sentence, such dividends or other distributions shall be held in trust by the Optionee for the benefit of the Company, and the Optionee shall immediately notify the Company in writing, and shall, if the Company so instructs, immediately pay over such dividends or other distributions to the Company as Collateral.

(e) Upon the occurrence of and during the continuation of any Event of Default:

(i) The Company shall have all rights and remedies of a secured creditor under the UCC and other applicable laws including the right to sell, use, utilize or otherwise dispose of the Collateral as permitted thereunder; provided, however, that in any foreclosure of the Optionee’s interest of the Exercise Shares, the proceeds realized by the Company therefrom shall be deemed to be not less than the greater of the Fair Market Value and the Net Asset Value as of the date of foreclosure.

(ii) The Company, in its discretion, and without notice to the Optionee, may take any one or more of the following actions without liability except to account for property actually received by it: (A) transfer to or register in its name or the name of its nominee any stock certificates or any other evidence of the Collateral, with or without indication of the security interest herein created, and whether or not so transferred or registered, receive the income, dividends and other distributions thereon and hold them as additional Collateral or apply them to the obligations of the Optionee secured hereby in any order of priority; (B) exercise or cause to be exercised all voting and corporate powers with respect to any of the Collateral, including (1) all rights to call or require stockholders meetings and to remove or elect directors, and (2) all rights of proxy appointments, conversion, exchange, subscription or any other rights, privileges or options pertaining to such Collateral, as if the absolute owner thereof; (C) exchange any of the Collateral for other property upon a reorganization, recapitalization, reclassification or other readjustment and, in connection therewith, deposit any of the Collateral with any depository upon such terms as the Company may determine; and (D) in its name or in the name of the Optionee, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and Company further shall have the right during any time to sign and endorse the name of the Optionee upon any such stock certificate, stock power, check, draft, money order, or any other documents of title or evidence of payment with respect to the Collateral, in the name of the Optionee, it being the intention of the Optionee to grant to the Company the right to sell any portion or all of the Collateral and the proceeds therefrom, upon the occurrence of an Event of Default hereunder.

(iii) If Company in good faith believes that the Securities Act, or any other state or federal law prohibits or restricts the customary manner of sale or distribution of any of the Collateral, the Company may sell such Collateral privately or in any other manner deemed advisable by the Company at such price or prices as the Company determines in its sole discretion. The Optionee recognizes that such prohibition or restriction may cause the Collateral to have less value than it otherwise would have and that, consequently, such sale or disposition by the Company may result in a lower sales price than if the sale were otherwise held. The Company may sell the Collateral in Bethesda, Maryland or elsewhere, in one or more sales or parcels, for cash, credit or future delivery, and with or without the use of a stockbroker, as the Company may deem advisable. The Company may be the purchaser of any or all of the Collateral.

(f) Except as provided in Section 5(f), no Collateral shall be released prior to the repayment in full of the Purchase Note and all other obligations due hereunder except as follows:

(i) Additional Collateral may be released upon the request of the Optionee if the Collateral Value of the remaining Collateral securing the Purchase Note and the Other Purchase Notes exceeds 105% of the aggregate amount due under the Purchase Note and the Other Purchase Notes;

(ii) in the event that there are no Unvested Shares included in the Collateral securing the Purchase Note or any Other Purchase Notes, Exercise Shares may be release as Collateral provided that the Collateral Value of the remaining Collateral is at least equal to 200% of the aggregate outstanding principal amount of the Purchase Note and the Other Purchase Notes;

(iii) Exercise Shares that are not Unvested Shares may be release if there is no Event of Default hereunder provided that such Shares are immediately sold for a price not less than their Fair Market Value and that the net proceeds from such sale (after payment of any associated taxes) are immediately applied against the amount then due under the Purchase Note; or

(iv) provided that there are not Events of Default then existing hereunder and the Collateral under this Agreement and all Other Option Exercise Agreements does not include any Shares that are not Unvested Shares, Unvested Shares that are Collateral may be sold if from the proceeds of such sale, the Company is assigned an amount equal to the difference between the sales price of the Unvested Shares and the Option Price for the associated Option (the “Unvested Net Gains”) and the balance of the balance of the sales proceeds are used solely to repay the Purchase Note or Other Purchase Notes and taxes incurred in connection with such sale. If additional proceeds would result from the sale of such Unvested Shares, such Unvested Shares shall not be sold until the Options associated with such Unvested Shares would have vested. The Unvested Net Gains will be held by the Company and applied against the remaining principal amount of the Purchase Note or distributed to the Optionee at such time as the Unvested Shares associated with such Unvested Net Gains would have ceased to be Unvested Shares. Should the Optionee’s Employment terminate prior to the time any Unvested Shares would have ceased to be Unvested Shares, the associated Unvested Net Gains will be forfeited by the Optionee and retained by the Company.

6. Restrictions on Transfer. Except by will or the laws of descent and distribution or as permitted by Section 5(f), for so long as the Purchase Note is outstanding, without the consent of the Company, neither the Exercise Shares nor any other Collateral may be sold, transferred, assigned, pledged or otherwise disposed of or encumbered by the Optionee, and any attempt to do so shall be null and void. The Optionee agrees that he is acquiring the Purchased Shares for investment only and not with a view to resale, and that he will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Purchased Shares have been registered for resale under the Securities Act and registered or qualified for resale under all other applicable state and federal laws or (b) exemptions from such registration and qualification exist; provided, however, that the Company may request an opinion of counsel to the Optionee or other reasonable evidence of such exemptions. The Company agrees to take such steps as are reasonably necessary to maintain adequate public information with regard to the Company as contemplated by Rule 144(c) under the Securities Act or similar provisions of any replacement rule. The Company has filed a registration statement on Form S-8 under the Securities Act with regard to the Exercise Shares and to the extent legally necessary to allow for resale of the Exercise Shares by Optionee, the Company agrees to take reasonable steps to keep such registration statement effective. Other than as specified in the preceding two sentences, the Company is not obligated hereby to file any such registrations or applicable notifications with regard to the Exercise Shares or their disposition. The Optionee further agrees that under such circumstances the Company may place a legend embodying such restriction on the certificates evidencing such shares.

7. Employment. The exercise of the Option as contemplated by this Agreement, the acceptance of the Purchase Note by the Company or any term or provision of this Agreement shall not constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Optionee (or have the Optionee serve as a director) for any period.

8. Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to the Company to:

American Capital Strategies, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, MD 20814

Attention: Chief Compliance Officer

Facsimile: 301-654-6714

If to the Optionee, to the address set forth beneath the Optionee’s signature on the signature page hereof.

All deliveries of notice shall be deemed effective when received by the person entitled to such receipt or when delivery has been attempted but refused by such person. Any party may change the person or address to which such deliveries shall be made with respect to such party by delivering notice thereof to the other party hereto in accordance with this Section 7.

9. Termination. This Agreement shall terminate and the security interest of the Company in the Collateral shall be released upon the payment and satisfaction in full of the Optionee’s obligations relating to the Purchase Notes and the Other Purchase Notes.

10. Governing Law; Submission to Jurisdiction. This Agreement and the Purchase Note shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles. All judicial actions, suits or proceedings brought against the Optionee with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any transaction contemplated hereby or for recognition or enforcement of any judgment rendered in any such proceedings may be brought in a state or federal court of competent jurisdiction in the State of Maryland. By execution and delivery of this Agreement, the Optionee accepts, generally and unconditionally, the jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement or any transaction contemplated hereby from which no appeal has been taken or is available. The Optionee irrevocably agrees that all process in any proceeding or any court arising out of or in connection with this Agreement may be effected by mailing a copy thereof by registered or certified mail or any substantially similar form of mail, postage prepaid, to the Optionee at the addresses referred to in Section 7 or such other address of which the Company shall have been notified pursuant to said paragraph.

Such service shall be effective five (5) days after such mailing. The Optionee hereby acknowledges that such service will be effective and binding service in every respect.

11. Complete Agreement; Conflicts. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings. In the event of a conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

12. Amendments and Waivers. This Agreement may be amended only by a writing signed by the Optionee and the Company. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder or operate to constrain the rights of any other parties hereunder. No waiver of any one right shall operate as a waiver of any subsequent right.

13. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any material respect, such provision shall be replaced with a provision which is as close as possible in effect to such invalid, illegal or unenforceable provision, and still be valid, legal and enforceable, and the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby, unless the parties otherwise so provide.

15. Further Assurances. The parties agree to execute and deliver promptly such further instruments and documents and to take such other actions as reasonably necessary to implement the terms of this Agreement. Without limiting the foregoing, the Optionee agrees, from time to time, at the Company’s expense, to execute and deliver promptly all further instruments and documents as the Company may reasonably require in order to perfect, confirm and ratify the security interests granted hereby, including, without limitation, the execution and delivery of such financing statements or continuation statements, and amendments thereto, as may be necessary or desirable, or as the Company may request in order to perfect and preserve the security interests granted hereby. The Optionee hereby authorizes the Company or its agent to file such financing statements and/or such continuation statements and amendments thereto relating to all or any part of the Collateral without its signature, where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the collateral granted hereby or any part thereof shall be sufficient as a financing statement where permitted by law.

IN WITNESS WHEREOF, the Optionee and the Company have caused this Agreement to be signed on its behalf effective as of the Date of Exercise.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ John Erickson

/s/ Malon Wilkus
OPTIONEE
Address:

Facsimile:

EXHIBIT A

PURCHASE NOTE

December 12, 2001

$2,660,517.63

FOR VALUE RECEIVED, the undersigned, Malon Wilkus (the “Optionee”), hereby promises to pay to AMERICAN CAPITAL STRATEGIES, LTD., and its successors and assigns (the “Holder”), the principal sum of TWO MILLION SIX HUNDRED SIXTY THOUSAND FIVE HUNDRED SEVENTEEN AND 63/100 DOLLARS ($2,660,517.63), with interest thereon, on the terms and conditions set forth in the Exercise Agreement (as defined herein).

Payments of the principal of and interest on this Note are to be made in lawful money of the United States of America by check mailed and addressed to the Holder hereof at the address shown in the Exercise Agreement or such other address as may be provided thereunder.

Notwithstanding any provision to the contrary in this Note, the Exercise Agreement or any other agreement, the Optionee shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

This Note is the Purchase Note (herein called the “Note”) issued pursuant to the Stock Option Exercise Agreement, dated as of December 12, 2001 (as from time to time amended, the “Exercise Agreement”), between the Holder and the Optionee and is entitled to the benefits thereof. All terms used herein shall have the meanings ascribed to them in the Exercise Agreement.

If an Event of Default as defined in the Exercise Agreement occurs and is continuing, the unpaid principal of this Note shall become due and payable in the manner, at the price and with the effect provided in the Exercise Agreement.

This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of Maryland and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, except for its rules relating to the conflict of laws.

IN WITNESS WHEREOF, this Note is delivered as of the date set forth above.